Exhibit 99.1

PEPSICO Q3 EPS ROSE OVER 15% TO 62 CENTS

OUTSTANDING DIVISION NET REVENUE INCREASE OF 9%,

BEST GROWTH IN YEARS

TOTAL PEPSICO WORLDWIDE VOLUME GREW 5%

•	Volume up 5%
•	Division Net Revenue up 9%
•	Net income up 13%
•	EPS up over 15%

PURCHASE, NY (Oct. 7, 2003) – PepsiCo delivered another quarter of solid double-digit earnings growth, with reported earnings per share for the third quarter of 2003 up over 15% to $0.62, on a fully diluted basis. Year to date, earnings per share were up 17%, to a total of $1.64, on a fully diluted basis.

A reduction in costs relating to the Quaker merger contributed almost 3 percentage points to the earnings per share increase for the quarter. Year to date, lower merger costs contributed almost 4 percentage points.

Chairman and Chief Executive Officer Steve Reinemund said:

“This was a terrific quarter. We had strong, balanced performance across the portfolio – on both the top and bottom lines.”

“Our two largest domestic Divisions, Frito-Lay North America and PepsiCo Beverages North America, both had strong quarters. Both had good volume growth due to strong incremental innovation combined with excellent execution in the core brands. Revenues grew well ahead of volume due to positive price/product mix, combined with more efficient promotional spending.”

“PepsiCo International delivered strong growth across the board, with volume in snacks and beverages growing more than twice the rate of the North America businesses. I believe the international businesses are well positioned to continue this accelerated rate of growth. I am really excited about the new integrated international organization that we are building.”

“Based on the strength of this quarter and the current outlook for the fourth quarter, PepsiCo should deliver on the higher end of our current guidance. Full year 2003 guidance is now reported EPS of $2.19, including 2 cents of merger costs.”

Information in this release compares 2003 results to 2002 results that were adjusted to reflect PepsiCo’s previously announced reporting changes. A reconciliation of the previously reported and adjusted 2002 results is posted on the Company’s website at www.pepsico.com in the “Investors” section under “Press Releases” and was included as an attachment to Form 8-K on April 10, 2003. Please also see the note on presentation at the end of this release.

Summary of Total PepsiCo Results

Volume continued to be solid, with total servings of products sold worldwide up 5% in the third quarter of 2003 and almost 5% year to date. Servings of snacks worldwide grew 6% for the quarter and 5% year to date, while worldwide servings of beverages grew 5% for the quarter and 5% year to date.

Division net revenues for the third quarter rose 9% to $6.8 billion, while division operating profit rose 9% to $1.5 billion. The gains reflect the volume increases, as well as positive product mix and effective net pricing. Currency exchange rates did not have a significant impact on net revenue or profit growth for the quarter.

Year to date, division net revenues increased 7% to $19 billion and division operating profits grew 8%, to more than $4 billion.

Total operating profit, which includes corporate unallocated expenses and merger costs, increased 12% for the quarter and nearly 13% year to date. Total net income increased 13% for the quarter and 14% year to date.

Frito-Lay North America (FLNA)

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2003	Q3 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$2,218	$2,073	7%	$6,395	$6,025	6%
Operating Profit	$603	$558	8%	$1,667	$1,563	7%

Frito-Lay North America had excellent top line results in the third quarter with 4% volume growth, gaining more than one share point in salty snack market share. Volume grew 4% year to date.

Growth in the “Core” salty snack business during the quarter came primarily from:

•	Stepped-up growth in the retail single-serve business;
•	Continued double-digit growth in Cheetos, supported by strong advertising and led by new Twisted Cheetos;
•	Expansion of ethnic/regional varieties of popular brands. Lay’s and Doritos Guacamole are leading examples of these successful efforts;
•	Ongoing growth of Munchies which now has a 27% share of the snack mix category; and
•	The line-up of Natural/Organic products introduced earlier this year, which continues to gain incremental shelf space in stores.

Strong “Add More” macro-snack growth was driven principally by innovation, including:

•	Continued success of Fruit & Oatmeal Toastables – a toaster pastry with real oatmeal crust and real fruit filling, that’s cholesterol-free and fortified with vitamins and calcium;
•	Double-digit growth in bars, aided by the success of Chewy Trail Mix bars and Oatmeal-On-The-Go bars, both introduced in the third quarter; and
•	Strong growth in protein-based nut and meat snacks.

Across FLNA’s salty and “Add More” macro-snack businesses, the volume of Better-For-You products collectively grew in the high teens in the third quarter, and the volume of Fun-For-You products grew low single digits. Year to date, the volume growth for Better-For-You is approximately 25% and Fun-For-You is in the low single digits. Better-For-You products now make up over 10% of FLNA’s volume on both a third quarter and full-year basis.

The healthy 7% third quarter growth in net revenue reflects increased volume, selective tactical pricing and positive mix. In addition, FLNA continued to be more efficient versus last year on promotional spending in its core salty snack business. Year to date, revenues are up 6%.

Operating profits grew over 8% in the third quarter, ahead of revenue and year-to-date profit growth of 7%, reflecting the volume gains, net price realization, and productivity. However, higher than anticipated input costs that we discussed in the second quarter continued into the third quarter, including:

•	The investment required to switch from oil containing trans fats, such as hydrogenated soybean oil, to more expensive but healthier corn oil; and
•	Inflation in energy-related costs, especially fuel and natural gas.

Toward the end of the third quarter, Frito-Lay introduced new Lay’s Stax Potato Crisps in four flavors stacked in a portable, resealable, crush-resistant container. This exciting new product is now in full nationwide distribution. Lay’s Stax Potato Crisps are supported by a fully integrated launch program, including print and television advertising featuring Dana Carvey that kicked off during the recent Emmy awards.

In addition to Stax, FLNA’s marketing calendar for the balance of the year includes a solid line up of activities, highlighted by Power of One Holiday promotions featuring the Universal Studios movie “Monsters” at Halloween and the new live action “Cat in The Hat” movie starring Mike Myers at Christmas.

PepsiCo Beverages North America (PBNA)

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2003	Q3 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$2,078	$1,956	6%	$5,585	$5,269	6%
Operating Profit	$522	$465	12%	$1,359	$1,239	10%

PepsiCo Beverages North America posted solid top-line results in the quarter, with volume up 3% in total and growth across the portfolio.

Carbonated soft drink (CSD) volume increased over 2% in the quarter, boosted by innovation, including:

•	The continued success of our lemon-lime soft drink, Sierra Mist, which gained a full share point this year;
•	Mountain Dew Live-Wire, our orange-ignited summer-only flavor, which drove trademark Dew volume up in the low single-digit range and helped drive single serve share growth in the critical convenience and gas channel;
•	The national launches in August of regular and diet Pepsi Vanilla that are off to a promising start; and
•	Strong performance across our entire diet portfolio, which grew in high single digits, offset by continued Brand Pepsi volume softness.

Pepsi Beverages North America’s portfolio of non-carbonated beverages grew a strong 4% in the third quarter, driven by:

•	Double-digit growth in Aquafina, reflecting the success of “Aquafina Pure Luck”, the bottled water category’s largest-ever national promotion. Aquafina remains the market share leader in the bottled water category (excludes jug water);
•	Mid-single digit growth in Gatorade, lapping strong double-digit growth from year ago;
•	Very strong, double-digit growth in Propel Fitness Water; and
•	Continued share gains for Tropicana; however, the chilled juice category remained sluggish and Tropicana’s chilled volume was slightly below prior year level.

Year to date, PepsiCo Beverages North America volume growth was 2.5%, with CSDs growing 1% and non-carbonated drinks growing 6%.

PepsiCo remains the market leader in the liquid refreshment beverage category in U.S. measured channels. During the third quarter, PepsiCo was up almost one share point versus year ago with a 26.6% share, a good improvement versus the year-to-date share of 25.8%.

PepsiCo Beverages revenue in North America increased 6% for the quarter, due primarily to volume increases and favorable product mix. Third quarter operating profit increased 12%, also due to higher volume and improved product mix, aided by operating cost leverage. Year to date, revenues increased 6% and operating profit increased 10%.

The fourth quarter marketing calendar for PepsiCo Beverages North America is robust, featuring new product and packaging initiatives, plus our traditional holiday promotions:

•	Continued rollout of Pepsi Vanilla, with strong introductory support;
•	“Caps for caps” promotion for CSDs focused on the convenience and gas channel; and
•	Power of One promotions for Halloween and Christmas (as detailed in the FLNA section).

PepsiCo International (PI)

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2003	Q3 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$2,196	$1,896	16%	$5,898	$5,328	11%
Operating Profit	$314	$280	12%	$867	$770	13%

PepsiCo International had superb volume growth in the third quarter across all regions, with:

•	International snack volume up 10%, with strong growth led by: the Europe Region – especially Walkers (U.K.) and the Benelux Countries; both Mexican businesses – Sabritas and Gamesa; the Asia region – especially India and Thailand; and the Middle East region – led by Turkey.
•	International beverage volume up 8%, with growth in virtually all of our major markets. China, the Middle East region, U.K., Spain and India were all major contributors to growth. These gains were partially offset by Venezuela, due to macroeconomic conditions; Germany, due to the “one-way deposit” imposed by the German government; and CSD’s in Mexico, due to macroeconomic conditions and the competitive environment.

Year-to-date, international snack volume grew 6% and international beverage volume increased 7%.

PepsiCo International revenue grew 16% in the third quarter, largely driven by organic volume growth. Favorable foreign exchange (largely the Euro and Pound) and acquisitions each contributed approximately 2 points of growth. On a year-to-date basis, revenues grew 11%, with acquisitions contributing nearly 2 points of growth and a negligible foreign exchange impact.

PepsiCo International profit grew 12% in the third quarter, largely driven by volume. A modest benefit from acquisitions was more than offset by negative foreign exchange, with the net of both these items reducing profit growth by nearly two points. International profits grew slower than sales in the third quarter due to certain reserve actions taken on potentially unrecoverable beverage assets, which reduced profit growth by approximately 10 points.

Quaker Foods North America (QFNA)

(In millions)

	Twelve Weeks			Thirty-Six Weeks
	Q3 2003	Q3 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$338	$341	(1)%	$1,018	$1,004	1%
Operating Profit	$110	$119	(7)%	$329	$330	—

In the third quarter, Quaker Foods North America volume declined 1.5%, as lower rice and pasta volumes more than offset growth in the breakfast business. Year-to-date volume increased 2%.

Net revenues declined less than volume due to higher effective pricing on ready-to-eat cereals. On a year-to-date basis, net revenue increased 1%.

Third quarter operating profit declined 7%, principally due to volume softness, the negative impact on margin due to product mix, and a tough overlap of 23% profit growth in the third quarter of 2002. Year-to-date operating profit was unchanged from the prior year.

Corporate

Corporate Unallocated Expense. Corporate unallocated expenses declined 10% in the third quarter to $87 million. On a year-to-date basis, corporate unallocated expenses declined 4% to $247 million.

Equity Income. Third quarter bottling equity income increased 4%, reflecting increased earnings from our bottlers, partially offset by an unfavorable comparison to the one-time items related to our international bottling investments. Year-to-date, equity income is down 2%.

Interest Expense. Third quarter interest expense declined by 8%, or $3.4 million, due to the retirement of maturing debt. On a year-to-date basis, interest expense decreased by 3%, or $4 million.

Interest Income. Third quarter interest income increased by 48%, or $2.7 million, driven by gains in the performance of certain investment funds. These investment funds are in place to largely offset deferred compensation expenses that are recorded in Corporate Unallocated expense. These gains were partially offset by the effect of lower interest rates on the balance of PepsiCo’s investment portfolio. On a year-to-date basis, interest income increased 30%, or $7 million.

Tax Rate. The tax rate was lower due the impact of our new concentrate plant, as well as a reduction in merger costs, partially offset by the impact of the International business reserve actions which are not fully tax deductible.

Shares Outstanding. The weighted average diluted number of shares outstanding during the third quarter of 2003 decreased more than 2%, to 1,751 million shares, compared to the third quarter of 2002.

Quaker Merger. The integration of the merger with The Quaker Oats Company continues to proceed as planned. Third quarter merger costs of approximately $9 million were incurred versus $33 million in the prior year. The segregation of Quaker merger costs will end with the fourth quarter 2003 results.

Cash Flow. Cash flow from operating activities was $3.5 billion year-to-date, compared to $3.4 billion for the same period in 2002. Year-to-date capital spending was $844 million. After the close of the third quarter, the Company made discretionary contributions of $500 million to our pension plans, consistent with our intent to have our major qualified plans fully funded.

ROIC. Return on invested capital (ROIC), improved nearly 2 percentage points from year-end to over 28%, principally due to share buybacks and profit growth, as well as lower merger expenses.

Miscellaneous

Note on Presentation. In order to help investors compare our performance in 2003 to our performance in 2002, our historical information was adjusted to reflect the following:

1)	The combination of Pepsi-Cola North America and Gatorade/Tropicana North America into PepsiCo Beverages North America;

2)	The combination of Frito-Lay International and PepsiCo Beverages International into PepsiCo International;

3)	The change in the reporting calendar for the historical Quaker U.S. businesses (Gatorade and Quaker snacks and U.S. Foods) from months to fiscal periods; and

4)	The reclassification of divested businesses from division results to a separate line item. Divested businesses include QFNA’s Mission pasta business, which was sold in 2003, as well as QFNA’s bagged cereal business and FLI’s Colombia and Venezuela food businesses, which were sold in 2002.

Conference Call. At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss third quarter results. For details, visit our site on the Internet at www.pepsico.com.

Reconciliation. This release presents PepsiCo’s reported financial results. On the conference call referenced above and, from time to time, in discussing these financial results, management may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to PepsiCo’s reported financials can be found under “Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/6/03	9/7/02	9/6/03	9/7/02
Net Revenue	$6,830	$6,300	$18,898	$17,730
Cost and Expenses
Cost of sales	3,116	2,873	8,642	8,079
Selling, general and administrative expenses	2,218	2,062	6,156	5,896
Amortization of intangible assets	34	35	99	97
Merger-related costs	9	33	31	134

Operating Profit	1,453	1,297	3,970	3,524
Bottling equity income	136	130	246	251
Interest expense	(38)	(42)	(112)	(116)
Interest income	8	6	30	23

Income before Income Taxes	1,559	1,391	4,134	3,682
Provision for income taxes	482	438	1,271	1,165

Net Income	$1,077	$953	$2,863	$2,517

Diluted
Net Income Per Common Share	$0.62	$0.53	$1.64	$1.40
Average Shares Outstanding	1,751	1,789	1,747	1,800

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions except per share amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/6/03	9/7/02	9/6/03	9/7/02
Net Revenue
Frito-Lay North America	$2,218	$2,073	$6,395	$6,025
PepsiCo Beverages North America	2,078	1,956	5,585	5,269
PepsiCo International	2,196	1,896	5,898	5,328
Quaker Foods North America	338	341	1,018	1,004

Division Net Revenue	6,830	6,266	18,896	17,626
Divested Businesses	—	34	2	104

Total Net Revenue	$6,830	$6,300	$18,898	$17,730

Operating Profit
Frito-Lay North America	$603	$558	$1,667	$1,563
PepsiCo Beverages North America	522	465	1,359	1,239
PepsiCo International	314	280	867	770
Quaker Foods North America	110	119	329	330

Division Operating Profit	1,549	1,422	4,222	3,902
Corporate unallocated	(87)	(98)	(247)	(259)
Merger-related costs	(9)	(33)	(31)	(134)
Divested Businesses	—	6	26	15

Total Operating Profit	$1,453	$1,297	$3,970	$3,524

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions, unaudited)

	36 Weeks Ended
	9/6/03	9/7/02
Cash Flows—Operating Activities
Net income	$2,863	$2,517
Adjustments
Depreciation and amortization	816	752
Merger-related costs	31	134
Cash payments for merger-related costs and other restructuring charges	(81)	(81)
Bottling equity income, net of dividends	(216)	(219)
Deferred income taxes	153	182
Other noncash charges and credits, net	313	180
Net change in operating working capital	(272)	18
Other	(80)	(65)

Net Cash Provided by Operating Activities	3,527	3,418

Cash Flows—Investing Activities
Capital spending	(844)	(807)
Sales of property, plant and equipment	13	76
Acquisitions and investments in noncontrolled affiliates	(41)	(310)
Divestitures	46	7
Short-term investments	(166)	492
Snack Ventures Europe consolidation	—	39

Net Cash Used for Investing Activities	(992)	(503)

Cash Flows—Financing Activities
Proceeds from issuances of long-term debt	53	10
Payments of long-term debt	(551)	(146)
Short-term borrowings	(31)	37
Cash dividends paid	(795)	(779)
Share repurchases—common	(1,045)	(1,285)
Share repurchases—preferred	(10)	(26)
Proceeds from exercises of stock options	472	397

Net Cash Used for Financing Activities	(1,907)	(1,792)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(15)	19

Net Increase in Cash and Cash Equivalents	613	1,142
Cash and Cash Equivalents—Beginning of year	1,638	683

Cash and Cash Equivalents—End of quarter	$2,251	$1,825

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	(unaudited) 9/6/03	12/28/02
Assets
Current Assets
Cash and cash equivalents	$2,251	$1,638
Short-term investments, at cost	387	207

	2,638	1,845
Accounts and notes receivable, net	3,176	2,531
Inventories
Raw material	601	525
Work-in-process	229	214
Finished goods	610	603

	1,440	1,342
Prepaid expenses and other current assets	667	695

Total Current Assets	7,921	6,413
Property, plant and equipment, net	7,600	7,390
Amortizable intangible assets, net	739	801
Goodwill	3,661	3,631
Other nonamortizable intangibles	793	787

	4,454	4,418
Investments in unconsolidated affiliates	2,822	2,611
Other assets	1,745	1,841

Total Assets	$25,281	$23,474

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings	$197	$562
Accounts payable and other current liabilities	4,878	4,998
Income taxes payable	891	492

Total Current Liabilities	5,966	6,052
Long-term debt	2,080	2,187
Other liabilities	4,421	4,226
Deferred income taxes	1,911	1,718
Preferred stock, no par value	41	41
Repurchased preferred stock	(58)	(48)

Common Shareholders’ Equity
Common Stock	30	30
Retained Earnings	15,285	13,464
Accumulated other comprehensive loss	(1,601)	(1,672)

	13,714	11,822
Less: Repurchased shares	(2,794)	(2,524)

Total Common Shareholders’ Equity	10,920	9,298

Total Liabilities and Shareholders’ Equity	$25,281	$23,474

# # # #